UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 21, 2014

Lattice Semiconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 N. E. Moore Court
Hillsboro, Oregon 97124-6421
(Address of principal executive offices, including zip code)

(503) 268-8000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective as of October 21, 2014, Lattice Semiconductor Corporation (the "Company") entered into an Office Lease (the "Lease") with 555 SW Oak, LLC (the "Landlord") to lease approximately 23,680 square feet of office space at 111 SW Fifth Avenue, Suite 700, Portland, Oregon. The space will be the Company's headquarters and will house executive and administrative offices.

Contingent upon the sale of the Company's current headquarters in Hillsboro, Oregon, the Lease commences on March 15, 2015 and continues until March 31, 2025. Under the terms of the lease, the Company is entitled to a $50 per square foot allowance for tenant improvements. The Company is not required to pay base rent until 150 days after the commencement date. Initial base rent is $34,533 per month, subject to annual adjustments. Additional rent is payable monthly based on the Company's share of operating expenses. The Company was granted a right of first offer to lease contiguous space upon availability. The Company may, upon written noticed delivered at least one year prior to expiration of the initial term of the lease, extend the lease for an additional five years, with base rent payable at the then market rate as defined in the Lease.

The foregoing summary of the Lease is qualified in its entirety by reference to the complete text of the Lease, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Office Lease, effective as of October 21, 2014, between 555 SW Oak, LLC and Lattice Semiconductor Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION
		By:	/s/ Joe Bedewi
Date:	October 27, 2014		Joe Bedewi Corporate Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Office Lease, effective as of October 21, 2014, between 555 SW Oak, LLC and Lattice Semiconductor Corporation

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